Exhibit 99.(b)

EAGLE POINT INSTITUTIONAL INCOME FUND

THIRD AMENDED AND RESTATED BYLAWS

Dated as of August 5, 2025

Table of Contents

Page

ARTICLE I SHAREHOLDER MEETINGS	1

1.1.	Chair	1

1.2.	Proxies; Voting	1

1.3.	Notice of Meeting and Fixing Record Dates	1

1.4.	Quorum	1

1.5.	Inspectors of Election	2

1.6.	Records at Shareholder Meetings	2

1.7.	Postponement, Adjournment and Change of Place of Meetings	2

1.8.	Meetings by Remote Communication	3

1.9.	Meeting Proposals	3

ARTICLE II TRUSTEES	4

2.1.	Annual and Regular Meetings	4

2.2.	Chair; Records	4

2.3.	Nominations	4

ARTICLE III OFFICERS	5

3.1.	Officers of the Trust	5

3.2.	Election and Tenure	5

3.3.	Removal and Resignation of Officers	5

3.4.	Bonds and Surety	5

3.5.	Chief Executive Officer and Vice Presidents	6

3.6.	Secretary	6

3.7.	Chief Financial Officer	6

3.8.	Chief Compliance Officer	7

3.9.	Other Officers and Duties	7

ARTICLE IV MISCELLANEOUS	7

4.1.	Depositories	7

4.2.	Signatures	7

4.3.	Seal	7

ARTICLE V SHARE TRANSFERS	7

5.1.	Transfer Agents, Registrars and the Like	7

5.2.	Transfer of Shares	8

5.3.	Registered Shareholders	8

ARTICLE VI AMENDMENT OF BYLAWS	8

6.1.	Amendment and Repeal of Bylaws	8

-i-

EAGLE POINT INSTITUTIONAL INCOME FUND

THIRD AMENDED AND RESTATED BYLAWS

These Third Amended and Restated Bylaws (the “Bylaws”) are made and adopted pursuant to Section 3.8 of the Amended and Restated Declaration of Trust of Eagle Point Institutional Income Fund (the “Trust”), dated as of January 25, 2022, as from time to time amended (the “Declaration”). All words and terms capitalized in these Bylaws shall have the meaning or meanings set forth for such words or terms in the Declaration.

ARTICLE I

SHAREHOLDER MEETINGS

1.1.          Chair. The Chair of the Board of Trustees, if any, shall act as chair at all meetings of the shareholders of the Trust (“Shareholders”); in the Chair’s absence, the Trustee or Trustees present at each meeting may elect a temporary chair for the meeting, who may be one of themselves.

1.2.          Proxies; Voting. Shareholders may vote either in person or by duly executed proxy and each full Share represented at the meeting shall have one vote and each fractional Share shall be entitled to a vote of such fraction, all as provided in Article X of the Declaration.

1.3.          Notice of Meeting and Fixing Record Dates. Notice of all meetings of Shareholders, stating the time, place (including that the meeting will be held by remote communication, as applicable) and purposes of the meeting, shall be sent or otherwise given to each Shareholder of record entitled to vote thereat at its registered address, not less than ten (10) nor more than one hundred and twenty (120) days before the date of the meeting. Business transacted at any special meeting of Shareholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. For the purpose of determining the Shareholders who are entitled to notice of or to vote or act at any meeting, including any adjournment thereof, or who are entitled to participate in any dividends, or for any other proper purpose, the Trustees may from time to time, without closing the transfer books, fix a record date in the manner provided in Section 10.3 of the Declaration. If the Trustees do not prior to any meeting of Shareholders so fix a record date or close the transfer books, then the date of mailing of notice of the meeting or the date upon which the dividend resolution is adopted, as the case may be, shall be the record date. Notice of any meeting of Shareholders shall be deemed waived by any Shareholder who attends the meeting in person or by proxy or who before or after the meeting submits a signed waiver of notice that is filed with the records of the meeting.

1.4.          Quorum. The presence, in person or by proxy, of one-third (33-1/3%) of the Trust’s outstanding shares of beneficial interest (“Shares”) entitled to cast a vote shall constitute a quorum at such meeting of the Shareholders for purposes of conducting business on such matter.

1.5.          Inspectors of Election. In advance of any meeting of Shareholders, the Trustees may appoint Inspectors of Election to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the person acting as chair at any meeting of Shareholders may, and on the request of any Shareholder or Shareholder proxy shall, appoint Inspectors of Election of the meeting. The number of Inspectors of Election shall be either one or three. If appointed at the meeting on the request of one or more Shareholders or proxies, a majority of the Shares present shall determine whether one or three Inspectors of Election are to be appointed, but failure to allow such determination by the Shareholders shall not affect the validity of the appointment of Inspectors of Election. In case any person appointed as Inspector of Election fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Trustees in advance of the convening of the meeting or at the meeting by the person acting as chair. The Inspectors of Election shall determine the number of Shares outstanding, the Shares represented at the meeting and the voting power of each Share, the existence of a quorum, the authenticity, validity and effect of proxies, shall receive votes, ballots or consents, shall hear and determine all challenges and questions in any way arising in connection with the right to vote, shall count and tabulate all votes or consents, determine the results, and do such other acts as may be proper to conduct the election or vote with fairness to all Shareholders. If there are three Inspectors of Election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. On request of the person acting as chair of the meeting, or of any Shareholder or Shareholder proxy, the Inspectors of Election shall make a report in writing of any challenge or question or matter determined by them and shall execute a certificate of any facts found by them.

1.6.          Records at Shareholder Meetings. At each meeting of the Shareholders, there shall be made available for inspection at a convenient time and place during normal business hours, if requested by Shareholders, the minutes of the last previous meeting of Shareholders of the Trust and a list of the Shareholders of the Trust, as of the record date of the meeting or the date of closing of transfer books, as the case may be. Such list of Shareholders shall contain the name and the address of each Shareholder in alphabetical order and the number of Shares owned by such Shareholder. Shareholders shall have such other rights and procedures of inspection of the books and records of the Trust as are granted to stockholders of a Delaware business corporation.

1.7.          Postponement, Adjournment and Change of Place of Meetings. Prior to the date upon which any meeting of Shareholders is to be held, the Board of Trustees may, in its sole discretion, which may be delegated to the officers of the Trust, postpone or change the place of such meeting (including by specifying that the meeting will be held by remote communication) one or more times for any reason by giving notice to each Shareholder entitled to vote at the meeting so postponed or changed of the place (including that the meeting will be held by remote communication, as applicable), date and hour at which such meeting will be held. Such notice shall be given not fewer than two (2) days before the date of such meeting and otherwise in accordance with Section 1.3. Any Shareholders’ meeting may be adjourned by the chair of the meeting one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Shareholder vote shall be required for any adjournment. A Shareholders’ meeting may be adjourned by the chair of the meeting as to one or more proposals regardless of whether action has been taken on other matters. No notice of adjournment of a meeting to another time or place need be given to Shareholders if such time and place are announced at the meeting at which the adjournment is taken or notice is given to persons present at the meeting. Any adjourned meeting may be held at such time and place (including that the meeting will be held by remote communication, as applicable) as determined by the Board of Trustees or by the chair of the meeting or the officers of the Trust or other authorized persons pursuant to delegated authority from the Trustees in the sole discretion of such Trustees, chair, officers or authorized persons and announced at the meeting. Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting. If, after a postponement or adjournment, a new record date is fixed for the postponed or adjourned meeting, the Secretary shall give notice of the postponed or adjourned meeting to Shareholders of record entitled to vote at such meeting. If a quorum is present with respect to any one or more proposals, the chair of the meeting may, but shall not be required to, cause a vote to be taken with respect to any such proposal or proposals which vote can be certified as final and effective notwithstanding the adjournment of the meeting with respect to any other proposal or proposals.

1.8.          Meetings by Remote Communication. The Trustees may, in their sole discretion, determine that a meeting of Shareholders may be held solely by means of remote communication. If authorized by the Trustees, in their sole discretion, and subject to such guidelines and procedures as the Trustees may adopt, Shareholders and proxyholders not physically present at a meeting of Shareholders may, by means of remote communication: (a) participate in a meeting of Shareholders; and (b) be deemed present in person and vote at a meeting of Shareholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (i) the Trust shall implement such measures as the Trustees deem to be reasonable (A) to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Shareholder or proxyholder; and (B) to provide such Shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders; and (ii) if any Shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Trust.

1.9.          Meeting Proposals. To be properly brought before an annual meeting (if any) of Shareholders, business must be either (i) brought before the annual meeting by or at the direction of the Board of Trustees, (ii) pursuant to the notice of meeting, or (iii) otherwise properly brought before the annual meeting by a Shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of these Bylaws. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Shareholder, the Shareholder must have given timely notice thereof in writing to the Secretary of the Trust. To be timely, the Shareholder’s notice must be delivered by a nationally recognized courier service or mailed by first class U.S. mail, postage or delivery charges prepaid, and received at the principal executive offices of the Trust addressed to the attention of the Secretary of the Trust not less than ninety (90) days nor more than one hundred twenty (120) days in advance of the anniversary of the date the Trust’s proxy statement was released to the Shareholders in connection with the previous year’s annual meeting of Shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the Shareholder must be received by the Secretary of the Trust not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the seventh (7th) day following the day on which public announcement of the date of such meeting is first made. A Shareholder’s notice to the Secretary shall set forth (i) as to each matter the Shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (b) any material interest of the Shareholder in such business, and (ii) as to the Shareholder giving the notice (a) the name and record address of the Shareholder and (b) the class, series and number of shares of beneficially owned by the Shareholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Article I. The presiding officer at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article I, and, if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

ARTICLE II

TRUSTEES

2.1.          Annual and Regular Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chair, if any, the Chief Executive Officer, the Secretary or any three Trustees. Regular meetings of the Trustees may be held without call or notice and shall generally be held quarterly. Except as may be required by applicable law, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Trustees need be stated in the notice or waiver of notice of such meeting, and no notice need be given of action proposed to be taken by unanimous written consent.

2.2.          Chair; Records. The Chair, if any, shall act as chair at all meetings of the Trustees; in the absence of a Chair, the Trustees present shall elect one Trustee to act as chair of the meeting. The results of all actions taken at a meeting of the Trustees, or by unanimous written consent of the Trustees, shall be recorded by the Secretary or such other person as the Board of Trustees or Secretary may from time to time designate.

2.3.          Nominations. Nominations of persons for election to the Board of Trustees at a meeting of Shareholders of the Trust may be made only (i) by or at the direction of the Board of Trustees, (ii) pursuant to the notice of meeting or (iii) by a Shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of these Bylaws. Such nominations by any Shareholder shall be made pursuant to timely notice in writing to the Secretary of the Trust. To be timely, the Shareholder’s notice must be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at the principal executive offices of the Trust addressed to the attention of the Secretary of the Trust not less than ninety (90) days nor more than one hundred twenty (120) days in advance of the anniversary of the date the Trust’s proxy statement was released to the Shareholders in connection with the previous year’s annual meeting of Shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the Shareholder must be received by the Secretary of the Trust not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the seventh (7th) day following the day on which public announcement of the date of such meeting is first made. Such Shareholder’s notice to the Secretary shall set forth (i) as to each person whom the Shareholder proposes to nominate for election or reelection as a Trustee, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Trust that are beneficially owned by the person and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Trustees pursuant to the rules and regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the Shareholder giving the notice (a) the name and record address of the Shareholder and (b) the class and number of shares of the Trust that are beneficially owned by the Shareholder. The Trust may require any proposed nominee to furnish such other information as may reasonably be required by the Trust to determine the eligibility of such proposed nominee to serve as a Trustee of the Trust. No person shall be eligible for election as a Trustee of the Trust unless nominated in accordance with the procedures set forth herein. The presiding officer at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE III

OFFICERS

3.1.          Officers of the Trust. The officers of the Trust shall consist of a Principal Executive Officer, a Chief Executive Officer, a Secretary, a Chief Financial Officer, a Principal Accounting Officer, a Chief Operating Officer and a Chief Compliance Officer and may also include such other officers or assistant officers as may be elected or authorized by the Trustees. Any two or more of the offices may be held by the same person, except that the same person may not be both Chief Executive Officer and Secretary. No officer of the Trust need be a Trustee.

3.2.          Election and Tenure. At the initial organization meeting, the Trustees shall elect the Principal Executive Officer, Chief Executive Officer, Secretary, Chief Financial Officer, Principal Accounting Officer, Chief Operating Officer and Chief Compliance Officer and such other officers as the Trustees shall deem necessary or appropriate in order to carry out the business of the Trust. Such officers shall serve at the pleasure of the Trustees or until their successors have been duly elected and qualified. The Trustees may fill any vacancy in office or add any additional officers at any time.

3.3.          Removal and Resignation of Officers. Any officer may be removed at any time, with or without cause, by action of a majority of the Trustees. This provision shall not prevent the making of a contract of employment for a definite term with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment. Any officer may resign at any time by notice in writing signed by such officer and delivered or mailed to the Chair, if any, Chief Executive Officer or Secretary, and such resignation shall take effect immediately upon receipt by the Chair, if any, Chief Executive Officer or Secretary, or at a later date according to the terms of such notice in writing.

3.4.          Bonds and Surety. Any officer may be required by the Trustees to be bonded for the faithful performance of such officer’s duties in such amount and with such sureties as the Trustees may determine.

3.5.          Chief Executive Officer and Vice Presidents. The Chief Executive Officer shall be a principal executive officer of the Trust and, subject to the control of the Trustees, shall have general supervision, direction and control of the business of the Trust and of its employees and shall exercise such general powers of management as are usually vested in the office of Chief Executive Officer of a corporation. Subject to direction of the Trustees, the Chief Executive Officer shall have power in the name and on behalf of the Trust to execute any and all loans, documents, contracts, agreements, deeds, mortgages, registration statements, applications, requests, filings and other instruments in writing, and to employ and discharge employees and agents of the Trust. Unless otherwise directed by the Trustees, the Chief Executive Officer shall have full authority and power, on behalf of all of the Trustees, to attend and to act and to vote, on behalf of the Trust at any meetings of business organizations in which the Trust holds an interest, or to confer such powers upon any other persons, by executing any proxies duly authorizing such persons. The Chief Executive Officer shall have such further authorities and duties as the Trustees shall from time to time determine. In the absence or disability of the Chief Executive Officer, the Vice-Presidents in order of their rank as fixed by the Trustees or, if more than one and not ranked, the Vice-President designated by the Trustees, shall perform all of the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Executive Officer. Subject to the direction of the Trustees, and of the Chief Executive Officer, each Vice-President shall have the power in the name and on behalf of the Trust to execute any and all instruments in writing, and, in addition, shall have such other duties and powers as shall be designated from time to time by the Trustees or by the Chief Executive Officer.

3.6.          Secretary. The Secretary shall maintain the minutes of all meetings of, and record all votes of, Shareholders, Trustees and any committee of the Trustees. The Secretary shall be custodian of the seal of the Trust, if any, and the Secretary (and any other person so authorized by the Trustees) shall affix the seal, or if permitted, facsimile thereof, to any instrument executed by the Trust which would be sealed by a Delaware business corporation executing the same or a similar instrument and shall attest the seal and the signature or signatures of the officer or officers executing such instrument on behalf of the Trust. The Secretary shall also perform any other duties commonly incident to such office in a Delaware business corporation, and shall have such other authorities and duties as the Trustees shall from time to time determine.

3.7.          Chief Financial Officer. Except as otherwise directed by the Trustees, the Chief Financial Officer shall be responsible for the general supervision of the monies, funds, securities, notes receivable and other valuable papers and documents of the Trust, and shall have and exercise, under the supervision of the Trustees and the Chief Executive Officer, all powers and duties normally incident to the office in a Delaware business corporation. The Chief Financial Officer may endorse for deposit or collection all notes, checks and other instruments payable to the Trust or to its order. The Chief Financial Officer shall deposit all funds of the Trust in such depositories as the Trustees shall designate. The Chief Financial Officer shall be responsible for such disbursement of the funds of the Trust as may be ordered by the Trustees or the Chief Executive Officer. The Chief Financial Officer shall keep accurate account of the books of the Trust’s transactions which shall be the property of the Trust, and which together with all other property of the Trust in the Chief Financial Officer’s possession, shall be subject at all times to the inspection and control of the Trustees. The Chief Financial Officer shall have such other duties and authorities as the Trustees shall from time to time determine. Notwithstanding anything to the contrary herein contained, the Trustees may authorize any adviser, administrator, manager or transfer agent to maintain bank accounts and deposit and disburse funds of any class of securities of the Trust on behalf of such class.

3.8.          Chief Compliance Officer. The Trustees shall designate a Chief Compliance Officer to the extent required by, and consistent with the requirements of, the 1940 Act. The Chief Compliance Officer, subject to the direction of and reporting to the Board of Trustees, shall be responsible for the oversight of the Trust’s compliance with the Federal securities laws and other applicable regulatory requirements. The designation, compensation and removal of the Chief Compliance Officer must be approved by the Trustees, including a majority of the trustees who are not Interested Persons of the Trust. The Chief Compliance Officer shall perform such executive, supervisory and management functions and duties as the Trustees may assign to him or her from time to time.

3.9.          Other Officers and Duties. The Trustees may elect such other officers and assistant officers as they shall from time to time determine to be necessary or desirable in order to conduct the business of the Trust. Assistant officers shall act generally in the absence of the officer whom they assist and shall assist that officer in the duties of the office. Each officer, employee and agent of the Trust shall have such other duties and authority as may be conferred upon such person by the Trustees or delegated to such person by the Chief Executive Officer.

ARTICLE IV

MISCELLANEOUS

4.1.          Depositories. In accordance with Section 8.1 of the Declaration, the funds of the Trust shall be deposited in such custodians as the Trustees shall designate and shall be drawn out on checks, drafts or other orders signed by such officer, officers, agent or agents (including the adviser, administrator or manager), as the Trustees may from time to time authorize.

4.2.          Signatures. All contracts and other instruments shall be executed on behalf of the Trust by its properly authorized officers, agent or agents, as provided in the Declaration or these Bylaws or as the Trustees may provide from time to time by resolution.

4.3.          Seal. The Trust is not required to have any seal, and the adoption or use of a seal shall be purely ornamental and be of no legal effect. The seal, if any, of the Trust may be affixed to any instrument, and the seal and its attestation may be lithographed, engraved or otherwise printed on any document with the same force and effect as if it had been imprinted and affixed manually in the same manner and with the same force and effect as if done by a Delaware business corporation. The presence or absence of a seal shall have no effect on the validity, enforceability or binding nature of any document or instrument that is otherwise duly authorized, executed and delivered.

ARTICLE V

SHARE TRANSFERS

5.1.          Transfer Agents, Registrars and the Like. As provided in Section 6.8 of the Declaration, the Trustees shall have authority to employ and compensate such transfer agents and registrars with respect to the Shares as the Trustees shall deem necessary or desirable. In addition, the Trustees shall have power to employ and compensate such dividend disbursing agents, warrant agents and agents for the reinvestment of dividends as they shall deem necessary or desirable. Any of such agents shall have such power and authority as is delegated to any of them by the Trustees.

5.2.          Transfer of Shares. The Shares shall be subject to the limitations on transfer as provided in Section 6.9 of the Declaration. The Trust, or its transfer agents, shall be authorized to refuse any transfer unless and until presentation of proper evidence as may be reasonably required to show that the requested transfer is proper.

5.3.          Registered Shareholders. The Trust may deem and treat the holder of record of any Shares as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other person.

ARTICLE VI

AMENDMENT OF BYLAWS

6.1.          Amendment and Repeal of Bylaws. In accordance with Section 3.8 of the Declaration, the Trustees shall have the exclusive power to amend or repeal these Bylaws or adopt new Bylaws at any time. Action by the Trustees with respect to the Bylaws shall be taken by an affirmative vote of a majority of the Trustees. The Trustees shall in no event adopt Bylaws which are in conflict with the Declaration, and any apparent inconsistency shall be construed in favor of the related provisions in the Declaration.

8